UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 27, 2007

eSpeed, Inc.

(Exact name of Company as specified in its charter)

Delaware	0-28191	13-4063515
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 East 59th Street, New York, NY 10022

(Address of principal executive offices)

Company’s telephone number, including area code (212) 610-2200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS

On August 27, 2007, The Nasdaq Stock Market informed eSpeed, Inc. (the “Company”) that, as a result of the Company’s filing of its Form 10-Q for the quarter ended June 30, 2007 on August 23, 2007, the Company has cured its filing delinquency with The Nasdaq Stock Market and the hearing that the Company had requested on this matter before a Nasdaq Listing Qualifications Panel is moot. Accordingly, the Company’s Class A common stock will continue to be listed on the Nasdaq Global Market.

Important Information

In connection with the proposed merger of BGC Partners, Inc. and its affiliates with and into eSpeed, Inc. (the “Merger”), the Company intends to file a proxy statement and related materials with the U.S. Securities and Exchange Commission (the “SEC”) for the meeting of stockholders to vote on the proposed Merger. BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION, HOLDERS OF THE COMPANY’S COMMON STOCK ARE URGED TO READ THEM CAREFULLY, IF AND WHEN THEY BECOME AVAILABLE. When filed with the SEC, the proxy statement and related materials will be available for free (along with any other documents and reports filed by the Company with the SEC) at the SEC’s website, www.sec.gov, and at the Company’s website, www.espeed.com.

Participant Information

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed Merger. Certain information regarding the participants and their interests in the solicitation is set forth in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2006, which was filed with the SEC on August 23, 2007, and will be set forth in the proxy statement for the Company’s meeting of stockholders to vote on the proposed Merger. Stockholders may obtain additional information regarding the proposed Merger by reading the proxy statement and the related materials relating to the proposed Merger, if and when they become available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

eSpeed, Inc.

Date: August 30, 2007	By:	/s/ Howard W. Lutnick
Howard W. Lutnick
Chairman of the Board, Chief Executive Officer and President